UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Destra Flaherty & Crumrine Preferred and Income Fund

SHAREHOLDER MEETING ADJOURNED DUE TO LACK OF PARTICIPATION!

PLEASE VOTE YOUR SHARES TODAY - EVEN CASTING AN ABSTAIN VOTE WOULD HELP!

August 15, 2025

Dear Valued Shareholder,

WE TRULY NEED YOUR VOTE! We would not undertake the expense of yet another email to you unless your vote was vital. We have been trying to reach you regarding the Special Meeting of Shareholders of the Destra Flaherty & Crumrine Preferred & Income Fund (the “Fund”). The Special Meeting was originally slated for August 15th, 2025, but has been adjourned until September 5th, 2025 due to shareholders not voting their shares. To date, an overwhelming majority of the shareholders voting are voting in favor of the proposal – we simply do not have enough people voting to hit the requisite level. Our records indicate we have not yet received your vote; therefore, we are asking you to please take a moment now to submit your vote.

Shareholders are being asked to vote on two proposals to approve a New Investment Advisory Agreement with DFC Preferred Advisors LLC (“DFC”) as well as a New Investment Sub-Advisory Agreement with Flaherty & Crumrine Incorporated (“Flaherty”).

The full proxy statement is available for your review here: www.OkapiVote.com/DPI. Because there is a great deal of information in the materials, we would like to highlight the following key points. Under the New Investment Advisory & Sub-Advisory Agreements, there will be:

1.	No change to the investment adviser or sub-adviser.

2.	No change to the investment advisory or sub-advisory fees.

3.	No change to the investment objective and principal investment strategies.

Reasoning for the New Advisory Agreements:

Flaherty, the Fund’s Sub-Adviser, is expected to undergo an internal restructuring that will result in a change of control of the Sub-Adviser, as well as a change of control of DFC Preferred Advisors LLC, the Fund’s Adviser. The Sub-Adviser currently has two types of shareholders: (a) three shareholders who have served as the current management of the Sub-Adviser for more than 10 years (the “Management Shareholders”) and (b) three shareholders who are former employees of the Sub-Adviser, having retired in 2015 or earlier (the “Retired Shareholders”). The Sub-Adviser expects to undergo an internal restructuring that will involve the repurchase of shares held by the Retired Shareholders and a reallocation of those shares to the Management Shareholders and is expected to happen in stages from July 1, 2025 through December 31, 2025 (the “Transaction”).

The final consummation of the Transaction will have the effect of causing a change of control of the Sub-Adviser, resulting in the automatic termination of the current investment sub-advisory agreement. The final consummation of the Transaction will also have the effect of causing a change of control of the Adviser (as DFC is jointly owned by Flaherty and Destra Capital Advisors, LLC), resulting in the automatic termination of the current investment advisory agreement. Accordingly, the new investment sub-advisory and advisory agreements must be approved by the Fund’s shareholders in order for both the Adviser and Sub-Adviser to continue to provide investment advisory services to the Fund.

The Board UNANIMOUSLY recommends that shareholders vote “For” the Proposals

In order for your vote to be represented, we must receive your voting instructions. PLEASE SUBMIT YOUR VOTE TODAY USING THE URL AND CONTROL NUMBER PROVIDED IN YOUR EMAIL.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at: (888) 785-6709 or by email at: DPI@okapipartners.com.